Exhibit 99.1

Fortune 100 Retail Department Store Uses Mobiquity’s Location-Based Mobile Marketing Network as Part of their Integrated Marketing Campaign to Drive Traffic and Create Brand Awareness

NEW YORK, NY March 18, 2013 /PRNewswire/ -- Ace Marketing & Promotions, Inc. (OTCQB: AMKT) is pleased to announce today that Mobiquity Networks, a wholly owned subsidiary of Ace, has launched a location-based mobile marketing campaign to be integrated with the digital screen assets located in their New England Region Malls.

The campaign strategy was prepared in conjunction with Adspace Networks for one of its Fortune 100 mall anchor-store clients.  The process begins with a video message displayed on Adspace’s digital screens, and is enhanced as mall shoppers have the ability to opt-in to receive a branded discount incentive on their mobile devices via Mobiquity’s location-based Bluetooth and Wi-Fi network.

According to Mobiquity’s President, Sean Trepeta, “The integrated-media campaign was designed to create a multi-touch consumer experience for mall shoppers, with the goal of driving traffic to a major brand’s ‘store within a store’ concept.  This is an excellent example of how our location-based mobile network can be used to complement other advertising mediums.”

Mobiquity operates the largest location-based mobile marketing mall network in the US, covering 75 malls and a potential audience of 95 million monthly consumers.  Mobiquity continues to actively explore ways to drive enhanced mall-based consumer connectivity by utilizing its mall network to add a mobile activation component to the existing mall advertising footprint. For more information, please visit us at: www.mobiquitynetworks.com.

ABOUT “ACE”
Ace Marketing & Promotions, Inc. is a business and technology development company focusing on advanced integrated marketing platforms, mobile marketing, social networks, website development and digital media. The Company’s 3 business divisions are: Ace Marketing (Integrated Marketing Technologies), Venn Media (Integrated Website Development and Social Media Platform) and Mobiquity Networks (Location Based Mobile Marketing Network). For more information you can visit:

www.acemarketing.net	www.appliedmarketingtechnologies.net
www.vennmedia.net	www.mobiquitynetworks.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

Contact Information:
Ace Marketing & Promotions, Inc.
Legend Securities, Inc.
Thomas Wagner
800-385-5790
718-233-2627